EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Artio Global Investors Inc.

We consent to the use of our report dated March 5, 2010, in the Registration Statement on Form S-1 with respect to the consolidated statements of financial position of Artio Global Investors Inc. and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the related prospectus.

/S/ KPMG LLP
New York, New York
May 20, 2010